Exhibit 99.3

           Quintek Technologies, Inc. Launches New Corporate Website

CAMARILLO, Calif., March 25, 2003 (PRIMEZONE) -- Quintek Technologies, Inc. (OTCBB:QTEK) announced the launch of its new corporate website, http://www.quintek.com. The new site has been designed to allow the Company to better communicate the strengths and vision of Quintek to customers, shareholders, analysts and partners.

Quintek Technologies, Inc. worked with Southern California-based Cinapsys, Inc. to build the new website, with added information and functionality. The new site features a detailed investor information section that is in compliance with the newest SEC rulings regarding disclosure.

Robert Steele, recently appointed Chairman and CEO of Quintek Technologies, Inc., stated that, "Corporate awareness of our products and services, as well as timely distribution of business developments to all interested parties is a key to moving Quintek forward and attracting new customers, partners, dealers and shareholders. Cinapsys will assist us to step forward in that direction and ensure the success of the company."

Mr. Steele added, "As we continue to prove out our business plan and redefine Quintek, we believe that all those involved will reap the rewards of the growth of Quintek's patented technology into this expansive and mature multibillion dollar market." He continued, "Quintek plans to manage this website as a forum to increase the visibility of our products and services as well as our corporate awareness. We expect that Cinapsys will continue to play a positive role as we reposition Quintek."

Mark Moline, Chief Operations Officer of Cinapsys, stated, "The Quintek Technologies corporate website is a model of compliance. It has been designed with both the customer and the shareholder in mind. The website includes extensive information on every aspect of Quintek's business. The fully compliant investor relations section contains stock quotes and charts, question and answer forum, email alert notifications, SEC filings, press releases and more. Quintek has demonstrated an admirable dedication to this project from inception through to completion. It was a pleasure working for Mr. Steele and Mr. Haag every step of the way."

About Quintek Technologies, Inc.

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design) directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC to grow to $24 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.

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About Cinapsys, Inc.

Cinapsys is a pioneer in investor relations utilizing not only the Internet, but more traditional methods as well. Cinapsys professionals work to build shareholder value by establishing relationships and effectively communicating our client's message, investment potential and corporate vision to Main Street, Wall Street and the financial media. As a relative newcomer to the art and science of corporate communication, Cinapsys professionals bring a vibrant, dynamic and enthusiastic spirit to solving its client's challenges.

"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.


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